Exhibit 10.1

EMPLOYMENT AGREEMENT

made as of this 17th day of October, 2018.

B E T W E E N:

PARAMOUNT GOLD NEVADA CORP.,

a Corporation formed under the laws of

the State of Nevada, USA

(the "Corporation")

OF THE FIRST PART

John Seaberg

of the City of Littleton, Colorado,

(the "Employee")

OF THE SECOND PART

(hereinafter collectively referred to as the "Parties")

THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.	TERM
1.1

The term of this Agreement shall commence on October 17, 2018 and shall be for an indefinite period subject to Section 5 hereof. The obligations of the Corporation shall survive the expiration or termination of this Agreement.

2.	duties and responsibilities
2.1

The Corporation hereby agrees to employ the Employee in the position of Executive Chairman.  The Employee’s base location will be in Denver, Colorado, provided, however, that for business purposes the Employee will be required to travel within the United States and such other locations as may be required by the Corporation to perform the Employee’s duties.

2.2	The Employee:
(a)	shall devote substantially all of his time and attention during normal business hours to the business and affairs of the Corporation;
(b)

may, with the written consent of the board of directors of the Corporation (the “Board of Directors”), which consent may be withheld in the Board of Director’s sole and absolute discretion, sit on the boards of directors of other companies;

(c)	shall perform those duties that may reasonably be assigned to the Employee diligently and faithfully to the best of the Employee's abilities and in the best interests of the Corporation; and
(d)	shall use his best efforts to promote the interests and goodwill of the Corporation.
2.3	The Employee shall report directly to the Board of Directors.
3.	compensation
3.1	The remuneration of the Employee shall be paid as follows:
(a)

The monthly fees payable to the Employee for his services hereunder shall be Sixteen Thousand Six Hundred and Sixty Six ($16,666 USD) per month being Two Hundred Thousand Dollars ($200,000 USD) per year, exclusive of bonuses, benefits and other compensation and subject to annual review and increase as determined by the Employee and the Corporation acting reasonably.

(b)

The Corporation shall provide the Employee with employee benefits comparable to those provided by the Corporation from time to time to other senior Employees of the Corporation and shall permit the Employee to participate in any stock option plan, stock purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its senior Employees in the manner and to the extent authorized by the Board of Directors.

3.2

The Employee shall be entitled to four (4) weeks paid vacation per year at a time determined by the Employee but shall take into account the need for the timely performance of the Employee's responsibilities.

3.3	The Employee shall be granted performance bonuses and stock options on a periodic basis at the discretion of the Board of Directors.
4.	reimbursement for expenses
4.1	The Employee shall be reimbursed by the Corporation for all business expenses actually and properly incurred by him in connection with his duties under this Agreement
5.	termination
5.1	For the purpose of this section, the following terms shall have the following meanings, respectively:
(a)	"Control Change" shall mean the occurrence, at any date hereafter of any of the following events:
(i)

the actual acquisition or continuing ownership of, securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Corporation as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Securities Act of 1933 and the regulations promulgated thereunder with any such person, group of persons or any of such persons acting jointly or in concert (collectively, "Acquirors"), may or do beneficially own shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own shares that would entitle the holders thereof to cast more than fifty percent (50%) of the votes attaching to all shares in the capital of the Corporation that may be cast to elect directors of the Corporation; or

(ii)

a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or

(iii)	the sale of all or substantially all of the assets of the Corporation.
(b)

"Disability" shall mean the Employee's failure to substantially perform his duties on a full-time basis for a period of six (6) months out of any 12-month period, where such inability is a result of physical or mental illness.

(c)	"Good Reason" shall include, without limitation, the occurrence of any of the following (except in connection with the termination of the employment of the Employee for Just Cause or Disability):
(i)

a material change (other than those that are clearly consistent with a promotion) in the Employee's position or duties (including any position or duties as a director of the Corporation), responsibilities, title or office, which includes any removal of the Employee from or any failure to re-elect or reappoint the Employee to any such positions or offices (or a comparable one in place thereof);

(ii)

a reduction by the Corporation of the Employee's salary, a material reduction by the Corporation of the Employee’s benefits or any other form of remuneration, or any material change in the basis upon which the Employee's salary, benefits or any other form of remuneration payable by the Corporation is determined; or

(iii)

any material breach by the Corporation of any provision of this Agreement that: (A) continues for at least thirty (30) days after the Employee has provided written notice of such material breach to the Corporation; and (b) remains uncured at the time the Employee terminates his employment for Good Reason; or

(iv)

the failure by the Corporation to obtain an assumption (whether contractual or by operation of law) of its obligations hereunder by any successor to the Corporation, including a successor to a material portion of its business.

(d)	"Just Cause" shall mean:
(i)

the continued failure by the Employee to substantially perform his duties according to the terms of his employment (other than those: (1) that follow a change (other than those clearly consistent with a promotion) in his position or duties; or (2) resulting from the Employee's Disability) after the Corporation has given the Employee reasonable notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Employee in any act that is materially injurious to the Corporation, momentarily or otherwise; or
(iii)	the engaging by the Employee in any criminal acts of dishonesty resulting or intended to result directly or indirectly in personal gain of the Employee at the Corporation's expense.
5.2	The Corporation shall have the following obligations in the event that the Employee's employment is terminated:
(a)

Death.  If the Employee's employment is terminated by reason of the Employee's death, the Employee's family shall be entitled to receive an amount equal to two (2) times the annual salary in effect on the date of death plus two (2) times the average annual bonus paid to the Employee in the previous two (2) years.

(b)

Disability.  Unless otherwise determined by the Board of Directors, the employment of the Employee shall automatically terminate in the event that the Company terminates the Employee’s employment with the Corporation by reason of the Employee’s Disability.  If the Employee's employment is terminated by reason of Disability, the Employee and/or the Employee's family shall be entitled thereafter to receive an amount equal to two (2) times the annual salary in effect on the date of such termination for Disability plus two (2) times the average annual bonus paid to the Employee in the previous two (2) years.

(c)

Termination by the Corporation for Just Cause and Termination by the Employee Other Than for Good Reason.  If the Employee's employment is terminated by the Corporation for Just Cause, or is terminated by the Employee other than for Good Reason, the Corporation shall pay to the Employee, if not theretofore paid, the fraction of the annual salary earned by or payable to the Employee by the Corporation during the then current fiscal year of the Corporation for the period to and including the date of termination, and the Corporation shall have no further obligations to the Employee under this Agreement.

(d)	Termination by the Corporation Other Than for Just Cause, Disability or Death and Termination by the Employee for Good Reason. If the Employee's employment is terminated by the Corporation other than for Just Cause, Disability or death or is terminated by the Employee for Good Reason the Corporation shall pay, on the date of termination, to or to the order of the Employee by certified cheque the aggregate of the following amounts:

(i)	if not theretofore paid, the Employee's annual compensation for the then current fiscal year of the Corporation for the period to and including the date of termination;
(ii)	an amount equal to one (1) times the annual salary in effect on the date of termination plus one (1) times the average annual bonus paid to the Employee in the previous two (2) years; and
(iii)	an amount equal to all outstanding and accrued vacation pay to the date of termination.
(e)

Control Change.  Notwithstanding subsections 5.2(d) above, if within twelve months after a Control Change the Employee’s employment is terminated by the Corporation (other than for Just Cause) or by the Employee for Good Reason, the Corporation shall pay, on the date of termination, to or to the order of the Employee by certified check the aggregate of the following amounts:

(i)	if not therefore paid, the Employee’s annual compensation for the current fiscal year of the Corporation for the period to and including the date of termination;
(ii)	an amount equal to one (1) times the annual salary in effect on the date of termination plus one (1) times the average annual bonus paid to the Employee in the previous two (2) years; and
(iii)	an amount equal to all outstanding and accrued vacation pay to the date of termination.”
(f)

Control Change Bonus.  Notwithstanding any provisions of this Agreement to the contrary, the Corporation may, immediately prior to the Control Change, pay an additional discretionary bonus, which may be any amount and shall be determined by the Board of Directors in their sole and absolute discretion.  The bonus will be determined solely by the Board of Directors and the Board of Directors will take into consideration such matters as the Board of Directors determines appropriate including, without limitation, (A) whether the Control Change occurred during the first two (2) years of this Agreement (and, as a result, whether the Corporation is paying the Employee a Control Change bonus under Section 5.2(e) that is calculated based upon bonuses for a full two (2) year period); and (B) the premium received by shareholders on the Control Change but excluding the compensation referred to at subsection 5.2(e)(ii) above.

(g)	No Duplication of Benefits. Employee understands that the Corporation shall be obligated to make payments under only one of Section 5.2(a), Section 5.2(b),

Section 5.2(d), and Section 5.2(e) without duplication, such that, if the Corporation becomes obligated to make payments under one of Section 5.2(a), Section 5.2(b), Section 5.2(d), and Section 5.2(e), the Employee shall receive benefits under only one of such sections.  In addition, in the event that multiple events have occurred that would trigger the Corporation’s obligation to make payments under Section 5.2(a), Section 5.2(b), Section 5.2(d), and Section 5.2(e), the Corporation shall make payments based upon the occurrence of the first such trigger event.

5.3

The benefits payable under this Article 5 shall not be reduced in any respect in the event that the Employee shall secure or shall not reasonably pursue alternative employment following the termination of the Employee's employment. All payments to the Employee shall be made without set off.

6.	confidential information
6.1

The Employee acknowledges that he is employed in a position of trust and in the course of carrying out, performing and fulfilling his duties under this Agreement he will have access to and will be entrusted with confidential information concerning the business of the Corporation ("Confidential Information").

6.2

The Employee acknowledges and agrees that the right of the Corporation to maintain such Confidential Information as confidential constitutes a proprietary right that the Corporation is entitled to protect.

6.3

All letters, notes, data, photographs, sketches, drawings, lists of customers, or users, publications, manuals, books, tools, instruments, equipment, supplies, keys and any other property pertaining to the business of the Corporation, its operations and processes are, and shall remain, the sole and exclusive property of the Corporation.  The Employee agrees that he shall promptly surrender to the Corporation all such property that may be under his control or in his possession if requested at any time during the term hereof or upon termination of his Agreement for any reason whatsoever.

6.4

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer or a members of the Board of Directors. Nothing in this Agreement prohibits or restricts the Employee (or Employee's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

6.5	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(a)	The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(i)

is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)	is made in a complaint or other document filed under seal in a lawsuit or other proceeding.
(b)

If the Employee files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Employee may disclose the Corporation’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:

(i)	files any document containing trade secrets under seal; and
(ii)	does not disclose trade secrets, except pursuant to court order.
6.6

The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Corporation) and shall continue during and after his employment by the Corporation until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

7.	general
7.1

The Employee shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Corporation after termination or expiration of his employment.

7.2

The Employee agrees that after termination of his employment by him, he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or associated companies.  Doing so will not reduce the obligations of the Corporation described herein where the Employee terminates his employment for Good Reason.

7.3	Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:
(a)	in the case of the Corporation, to:

665 Anderson Street

Winnemucca, Nevada

89445

(b)	in the case of the Employee, to:

5683 W. Hoover Ave.

Littleton, Colorado

80123

the last address of the Employee in the records of the Corporation or to such other address as the parties may from time to time specify by notice given in accordance herewith.  Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.4

The Employee hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

7.5

Nothing herein derogates from any rights the Employee may have under applicable law, except as set out in this section.  The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Employee are in full satisfaction of all rights of the Employee under Nevada State Law or any successor legislation from time to time and any rights or entitlements the Employee may have as against the Corporation as a result of the termination of his employment.

7.6

If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

7.7

The Employee may not assign, pledge or encumber the Employee's interest in this Agreement nor assign any of the rights or duties of the Employee under this Agreement without the prior written consent of the Corporation.

7.8

This Agreement shall be binding on and endure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Employee.

7.9	Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this section) except to the extent that such waiver is in writing.

7.10	This Agreement and the rights and obligations of the parties hereunder shall be construed and governed in accordance with the laws of the State of Nevada.
7.11

This Agreement contains the entire understanding and agreement between the parties hereto with respect to the employment of the Employee and the subject matter hereof and any and all previous agreements and representations, written or oral, express or implied, between the parties hereto or on their behalf, relating to the employment of the Employee by the Corporation and the subject matter hereof, are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations.  Except as provided herein, no amendment or variation of any of the provisions of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

7.12

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original and each of which may be delivered by facsimile or functionally equivalent electronic means, and those counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto as of the date first above written have executed this Agreement.

PARAMOUNT GOLD NEVADA CORP.
Per:	/s/ Glen Van Treek
Name: Glen Van Treek
Title: CEO, President and Director
Per:
/s/ Rudi Fronk Name: Rudi Fronk
Title: Director and Chair of the Compensation Committee

SIGNED, SEALED & DELIVERED In the presence of:
Kristina Miller-Seaberg	/s/ John Seaberg
Witness	John Seaberg